Exhibit 99.1

Heritage Commerce Corp Earns $24.0 Million for the Full Year of 2017

San Jose, CA — January 25, 2018 — Heritage Commerce Corp (Nasdaq: HTBK), the holding company (the “Company”) for Heritage Bank of Commerce (the “Bank”), today reported that for the fourth quarter of 2017, net income was $1.4 million, or $0.04 per average diluted common share, which included a $7.1 million, or ($0.18) per average diluted common share, revaluation of its deferred tax assets in the fourth quarter of 2017 as described below.  Net income for the fourth quarter of 2017 also included $671,000 of pre-tax acquisition costs incurred by the Company related to the Tri-Valley Bank (OTC: TRVB) and United American Bank (OTC: UABK) proposed mergers.  Net income was $7.2 million, or $0.19 per average diluted common share for the fourth quarter of 2016, and $8.6 million, or $0.22 per average diluted common share for the third quarter of 2017.  For the year ended December 31, 2017, net income was $24.0 million, or $0.62 per average diluted common share, compared to $27.4 million, or $0.72 per average diluted common share, for the year ended December 31, 2016.  Net interest income before provision for loan losses increased 14% to $26.4 million for the fourth quarter of 2017, compared to $23.1 million for the fourth quarter of 2016.  Income before income taxes increased 22% to $14.2 million for the fourth quarter of 2017, compared to $11.6 million for the fourth quarter of 2016.    For the year ended December 31, 2017, net interest income increased 11% to $101.5 million, compared to $91.2 million for the year ended December 31, 2016.  For the year ended December 31, 2017, income before income taxes increased 15% to $50.5 million, compared to $44.0 million for the year ended December 31, 2016. At December 31, 2017, total assets increased 11%, total loans increased 5%, and total deposits increased 10%, compared to December 31, 2016.

On December 22, 2017, H.R.1, commonly known as the Tax Cuts and Jobs Act (the “Tax Act”), was signed into law, which among other items reduces the federal corporate tax rate to 21% from 35%, effective January 1, 2018.  U.S. generally accepted accounting principles requires companies to revalue certain tax-related assets and liabilities as of the date of enactment of the new legislation with resulting tax effects accounted for in the reporting period of enactment. While the benefits of lower tax rates in 2018 and beyond will be substantial for U.S. corporations, balance sheet adjustments for deferred tax assets and operating results for the fourth quarter of 2017 have had a material impact on financial institutions.    We have concluded that the enactment of the Tax Act caused our net deferred tax assets (“DTA”) to be revalued at the new lower tax rate. The Company performed an analysis and determined the value of the net DTA was reduced by $7.1 million, which was recognized as a one-time, non-cash, incremental income tax expense for the fourth quarter of 2017.  The impact of the Tax Act on the Company’s 2017 financial results are not necessarily indicative of the results to be achieved for any future periods.  However, the Company does anticipate that the reduced federal corporate tax rate of 21% will reduce the Company’s effective tax rate for financial reporting periods beginning in 2018.

“While the fourth quarter DTA adjustment reduced earnings by $7.1 million, we expect significant benefits in 2018 from reduced tax provisions,” said Walter Kaczmarek, President and Chief Executive Officer.    “Additionally, our pre-tax profit for the fourth quarter of 2017 and for the year ended December 31, 2017 was a record high at $14.2 million and $50.5 million, respectively, despite $671,000 of pre-tax acquisition costs related to the proposed mergers.”

“As previously announced in December 2017, we entered into a definitive agreement to acquire Tri-Valley Bank, expanding our presence in the San Francisco East Bay Area.  Three weeks later, in January 2018, we entered into another agreement to acquire United American Bank, extending our footprint into San Mateo County, which is just south of San Francisco,” added Mr. Kaczmarek.  “Both transactions will be accretive to earnings, once transaction costs have been assimilated in the first half of 2018. Going forward, we will continue with our strategic plan to deepen our presence in the Bay Area.”

2017 Highlights (as of, or for the periods ended December  31, 2017, compared to December 31, 2016, and September 30, 2017, except as noted):

♦

Diluted earnings per share was $0.04 for the fourth quarter of 2017, compared to $0.19 for the fourth quarter of 2016, and $0.22 for the third  quarter of 2017. For the year ended December 31, 2017 diluted earnings per share was $0.62, compared to $0.72 per diluted share for the year ended December 31, 2016.  The DTA adjustment reduced earnings per share by ($0.18)  for both the fourth quarter of 2017 and the year ended December 31, 2017.

♦

Due to the DTA adjustment, the return on average tangible assets decreased to 0.19%, and the return on average tangible equity decreased to 2.43% for the fourth quarter of 2017, compared to 1.14% and 13.81%, respectively, for the fourth quarter of 2016, and 1.22% and 15.41%, respectively, for the third quarter of 2017. For the year ended December 31, 2017 the return on average tangible assets was 0.89%, and the return on average tangible equity was 11.04%, compared to 1.15% and 13.55%, respectively, for the year ended December 31, 2016.

♦

Net interest income before provision for loan losses increased 14% to $26.4 million for the fourth quarter of 2017, compared to $23.1 million for the fourth quarter of 2016, and remained relatively flat from $26.3 million for the third quarter of 2017. For the year ended December 31, 2017, net interest income increased 11% to $101.5 million, compared to $91.2 million for the year ended December 31, 2016.

•

For the fourth quarter of 2017, the fully tax equivalent (“FTE”) net interest margin contracted 4  basis points to 3.87% from 3.91% for the fourth quarter of 2016,  primarily due to a higher average balance of lower yielding excess funds at the Federal Reserve Bank, and the impact from the issuance of subordinated debt during the second quarter of 2017.  This was partially offset by an increase in the average balances of loans and securities, and the impact of increases in the prime rate on loan yields and overnight funds.    The net interest margin contracted 11 basis points for the fourth quarter of 2017 from 3.98% for the third quarter of 2017, primarily due to a higher average balance of lower yielding excess funds at the Federal Reserve Bank, and lower loan yields.  The average balance of other investments and interest-bearing deposits in other financial institutions increased $72.6 million to $397.5 million for the fourth quarter of 2017, compared to $324.9 million for the fourth quarter of 2016, and increased $61.8 million from $335.7 million for the third quarter of 2017.

•

For the year ended December 31, 2017, the net interest margin (FTE) contracted 13 basis points to 3.99%, compared to 4.12% for the year ended December 31, 2016.  The contraction was primarily due to a higher average balance of lower yielding excess funds at the Federal Reserve Bank, the issuance of the subordinated debt, and a decrease in the accretion of the loan purchase discount into loan interest income from the 2015 Focus Business Bank (“Focus”) acquisition.  This was partially offset by an increase in the average balances of loans and securities, and the impact of increases in the prime rate on loan yields and overnight funds.    The average balance of other investments and interest-bearing deposits in other financial institutions increased $89.7 million to $318.0 million for the year ended December 31, 2017, compared to $228.3 million for the year ended December 31, 2016.

♦	The total purchase discount on loans from the Focus loan portfolio was $5.4 million at August 20, 2015 (“the acquisition date”), of which $1.2 million was remaining as of December 31, 2017.

•

The accretion of the loan purchase discount into loan interest income from the Focus transaction was $124,000 for the fourth quarter of 2017, compared to $456,000 for the fourth quarter of 2016, and $270,000 for the third quarter of 2017.

•

The accretion of the loan purchase discount into loan interest income from the Focus transaction was $865,000 for the year ended December 31, 2017, compared to $1.5 million for the year ended December 31, 2016.

♦

Loans, excluding loans held-for-sale, increased $80.1 million, or 5%, to $1.58 billion at December 31, 2017, compared to $1.50 billion at December  31, 2016, which included an increase of $82.8 million, or 6% in the Company’s legacy portfolio, an increase of $6.4 million of purchased commercial real estate (“CRE”) loans, partially offset by a decrease of $8.3 million of purchased residential mortgage loans, and a decrease of $790,000 in the factored receivables portfolio.

•

Loans increased $16.7 million, or 1%, to $1.58 billion at December 31, 2017, compared to $1.57 billion at September 30, 2017, which included an increase of $18.9 million, or 1% in the Company’s legacy portfolio, partially offset by decrease of $1.9 million of purchased residential mortgage loans, and a decrease of $292,000 of purchased CRE loans.

♦

The allowance for loan losses (“ALLL”) was 1.23% of total loans at December  31, 2017, compared to 1.27% at December  31, 2016, and 1.26% at September 30, 2017.  The ALLL to total nonperforming loans was 782.94% at December  31, 2017, compared to 624.03% at December 31, 2016, and 565.68% at September 30, 2017.

•     Nonperforming assets (“NPAs”) were $2.5 million, or 0.09% of total assets, at December 31, 2017, compared to $3.3 million, or 0.13% of total assets, at December  31, 2016, and $3.5 million, or 0.12% of total assets, at September 30, 2017.

•     Classified assets were  $12.6 million, or 0.44% of total assets, at December  31, 2017, compared to $13.6 million, or 0.53% of total assets, at December  31, 2016, and $10.9 million, or 0.38% of total assets, at September 30, 2017.

•     Net recoveries totaled $201,000 for the fourth quarter of 2017, compared to net charge-offs of $1.2 million for the fourth quarter of 2016, and net recoveries of $236,000 for the third quarter of 2017.

•     There was a ($493,000) credit to the provision for loan losses for the fourth quarter of 2017, compared to a $240,000 provision for loan losses for the fourth quarter of 2016, and $115,000 provision for loan losses for the third quarter of 2017.

There was a ($103,000) credit to the provision for loan losses for the year ended December 31, 2017, compared to a $1.2 million provision for loan losses for the year ended December 31, 2016.

♦

Total deposits increased $220.8 million, or 10%, to $2.48 billion at December  31, 2017, compared to $2.26 billion at December 31, 2016, and remained relatively flat from $2.48 billion at September 30, 2017.

♦

The Company’s consolidated capital ratios exceeded regulatory guidelines and the Bank’s capital ratios exceeded the regulatory guidelines for a well-capitalized financial institution under the Basel III regulatory requirements at December 31, 2017.

			Well-capitalized	Fully Phased-in
			Financial	Basel III
			Institution	Minimal
	Heritage	Heritage	Basel III	Requirement (1)
	Commerce	Bank of	Regulatory	Effective
CAPITAL RATIOS	Corp	Commerce	Guidelines	January 1, 2019
Total Risk-Based	14.3%	13.2%	10.0%	10.5%
Tier 1 Risk-Based	11.4%	12.2%	8.0%	8.5%
Common Equity Tier 1 Risk-Based	11.4%	12.2%	6.5%	7.0%
Leverage	7.9%	8.5%	5.0%	4.0%

(1)	Requirements for both the Company and the Bank include a 2.5% capital conservation buffer, except the leverage ratio.

Tri-Valley Bank and United American Bank Mergers

On December 20, 2017, the Company announced that it signed an agreement to acquire Tri-Valley Bank (“Tri-Valley”).  The transaction is valued at approximately $31.6 million. Tri-Valley shareholders will receive an exchange ratio of 0.0489 of a share of the Company’s common stock, or an aggregate of approximately 1.9 million shares. The exchange ratio is fixed and the aggregate and per share values of the merger consideration will fluctuate between the date of the agreement and the date that the merger is completed, which is expected in the second quarter of 2018. Based on the Company’s stock price of $15.76 as of December 19, 2017, the last trading day before the announcement of the transaction, total consideration for each Tri-Valley share would be $0.77.      The transaction is subject to the approval of state and federal bank regulatory agencies and the shareholders of Tri-Valley and other customary closing conditions.  The Company does not need to obtain shareholder approval.  Tri-Valley is a full-service commercial bank headquartered in San Ramon, California, and serves businesses, non-profits, entrepreneurs and professionals primarily in California’s Tri-Valley area, specifically the cities and communities of Pleasanton, Livermore, Dublin, San Ramon and Danville in the counties of Contra Costa and Alameda.

On January 11, 2018, the Company announced that it signed an agreement to acquire United American Bank (“United American”). The transaction is valued at approximately $44.2 million.  United American common and preferred shareholders will receive an exchange ratio of 2.1644 of a share of the Company’s common stock and each common stock equivalent underlying the United American Series D Preferred Stock and Series E Preferred Stock, or an aggregate of approximately 2.8 million shares. The exchange ratio is fixed and the aggregate and per share values of the merger consideration will fluctuate between the date of the agreement and the date that the merger is completed which is expected in the second quarter of 2018. Based on the Company’s stock price of $15.65 as of January 9, 2018, the penultimate trading day before the announcement of the transaction, total consideration for each United American share would be $33.87.   Additionally, holders of Series A Preferred Stock and Series B Preferred Stock will receive $1,000 per share in cash for a total of $9.1 million at closing.  The transaction is subject to the approval of state and federal bank regulatory agencies and the shareholders of United American and other customary closing conditions.  The Company does not need to obtain shareholder approval.    United American Bank is a full-service commercial bank located in San Mateo County with full-service branches located in San Mateo, Redwood City and Half Moon Bay, California. The bank is dedicated to providing quality banking and financial services to businesses, professionals and individuals who prefer a high level of personalized client service and management.

At December 31, 2017, Tri-Valley had approximately $145.5 million in assets, $122.6 million in net loans and $126.6 million in deposits.  At December 31, 2017, United American had approximately $330.3 million in assets, $225.9 million in net loans and $296.1 million in deposits.  At December 31, 2017, on a pro forma consolidated basis the combined company, including the Company, Tri-Valley, and United American, would have approximately $3.3 billion in total assets, $1.9 billion in total loans, and $2.9 billion in total deposits.  The pre-tax acquisition costs incurred by the Company related to the proposed mergers totaled $671,000 during the fourth quarter of 2017 and the year ended December 31, 2017.

Operating Results

Net interest income increased 14% to $26.4 million for the fourth quarter of 2017, compared to $23.1 million for the fourth quarter of 2016, and remained relatively flat from $26.3 million for the third quarter of 2017. Net interest income increased 11% to $101.5 million for the year ended December 31, 2017, compared to $91.2 million for the year ended December 31, 2016. The increase in net interest income for the fourth quarter of 2017 and for the year ended December 31, 2017, compared to the respective periods in 2016, was primarily due to an increase in the average balance of loans, investment securities, and other interest earning assets.

For the fourth quarter of 2017, the net interest margin (FTE) contracted 4 basis points to 3.87%, from 3.91% for the fourth quarter of 2016,  primarily due to a higher average balance of lower yielding excess funds at the Federal Reserve Bank, and the impact from the issuance of subordinated debt during the second quarter of 2017.  This was partially offset by an increase in the average balances of loans and securities, and the impact of increases in the prime rate on loan yields and overnight funds.  The net interest margin contracted 11 basis points for the fourth quarter of 2017 from 3.98% for the third quarter of 2017, primarily due to a higher average balance of lower yielding excess funds at the Federal Reserve Bank, and lower loan yields.  The average balance of other investments and interest-bearing deposits in other financial institutions increased $72.6 million to $397.5 million for the fourth quarter of 2017, compared to $324.9 million for the fourth quarter of 2016, and increased $61.8 million from $335.7 million for the third quarter of 2017.

For the year ended December 31, 2017, the net interest margin (FTE) contracted 13 basis points to 3.99%, compared to 4.12% for the year ended December 31, 2016.  The contraction was primarily due to a higher average balance of lower yielding excess funds at the Federal Reserve Bank, the issuance of subordinated debt, and a decrease in the accretion of the loan purchase discount into loan interest income from the Focus acquisition.  This was partially offset by an increase in the average balances of loans and securities, and the impact of increases in the prime rate on loan yields and overnight funds. The average balance of other investments and interest-bearing deposits in other financial institutions increased $89.7 million to $318.0 million for the year ended December 31, 2017, compared to $228.3 million for the year ended December 31, 2016.

There was a ($493,000) credit to the provision for loan losses for the fourth quarter of 2017, compared to a provision for loan losses of $240,000 for the fourth quarter of 2016, and a provision for loan losses of $115,000 for the third quarter of 2017. There was a ($103,000) credit to the provision for loan losses for the year ended December 31, 2017, compared to a provision for loan losses of $1.2 million for the year ended December  31, 2016.

Total noninterest income was $2.6 million for the fourth quarter of 2017, compared to $3.0 million for the fourth quarter of 2016 and $2.5 million for the third quarter of 2017.  The decrease in noninterest income for the fourth quarter of 2017, compared to the fourth quarter of 2016, was primarily due to a $572,000 gain on sales of securities in the fourth quarter of 2016 not being repeated for the fourth quarter of 2017, partially offset by a $330,000 increase in gain on sales of SBA loans.  For the year ended December  31, 2017, total noninterest income was $9.6 million, compared to $11.6 million for the year ended December  31, 2016.  The decrease in total noninterest income for the year ended December 31, 2017, compared to the year ended December 31, 2016, was primarily due to a $1.1 million gain on proceeds from company-owned life insurance and a $1.1 million gain on sales of securities in the year ended December 31, 2016, and lower servicing income in the year ended December 31, 2017.    The decrease was partially offset by increases in fee income from Bay View Funding during the year ended December 31, 2017, which is included in other noninterest income within the consolidated income statements.

Total noninterest expense for the fourth quarter of 2017 was $15.3 million, compared to $14.3  million for the fourth quarter of 2016, and $14.8 million for the third quarter of 2017.  Total noninterest expense for the year ended December  31, 2017 was $60.7 million, compared to $57.6 million for the year ended December  31, 2016. The increase in total noninterest expense in the fourth quarter of 2017 and the year ended December 2017, compared to the respective periods in 2016, was primarily due to higher salaries and employee benefits as a result of annual salary increases and hiring additional employees, and costs related to the merger transactions, partially offset by lower professional fees.  The increase in noninterest expense for the fourth quarter of 2017, compared to the third quarter of 2017, was primarily due to costs related to the merger transactions during the fourth quarter of 2017.  The pre-tax acquisition costs incurred by the Company related to the proposed mergers totaled $671,000 during the fourth quarter of 2017 and the year ended December 31, 2017.  Full time equivalent employees were 278 at December 31, 2017, 263 at December 31, 2016, and 282 at September 30, 2017.

The efficiency ratio for the fourth quarter of 2017 was 52.82%, compared to 54.57% for the fourth quarter of 2016, and 51.54% for the third quarter of 2017. The efficiency ratio for the year ended December  31, 2017 improved to 54.65%, compared to 56.04% for the year ended December 31, 2016.

On December 22, 2017, the Tax Act was signed into law, which among other items reduces the federal corporate tax rate to 21% from 35%, effective January 1, 2018. U.S. generally accepted accounting principles requires companies to revalue certain tax-related assets and liabilities as of the date of enactment of the new legislation with resulting tax effects accounted for in the reporting period of enactment.  We have concluded that the enactment of the Tax Act caused our net DTA to be revalued at the new lower tax rate.  The Company has performed an analysis and determined the value of the net DTA  was reduced by $7.1 million, which was recognized as a one-time, non-cash, incremental income tax expense for the fourth quarter of 2017.

Income tax expense for the fourth quarter of 2017 increased to  $12.8 million, compared to $4.4 million for the fourth quarter of 2016, and $5.2 million for the third quarter of 2017. Income tax expense for the year ended December 31, 2017 increased to $26.5 million, compared to $16.6 million for the year ended December 31, 2016. Excluding the DTA adjustment,  income tax expense was $5.7 million for the fourth quarter of 2017 and $19.4 million for the year ended December 31, 2017.  The effective tax rate for the fourth quarter of 2017 was 90.2%, compared to 38.0% for the fourth quarter of 2016, and 37.9% for the third quarter of 2017.  The effective tax rate for the year ended December 31, 2017 was 52.6%, compared to 37.7% for the year ended December 31, 2016.  Excluding the DTA adjustment,  the effective tax rate was 40.2% for the fourth quarter of 2017 and 38.5%  for the year ended December 31, 2017.  The effective tax rate for the fourth quarter of 2017 was also higher due to some of the acquisition costs related to the Tri-Valley and United American transactions which are not  tax deductible. The difference in the effective tax rate for the periods reported compared to the combined Federal and state statutory tax rate of 42%, is primarily the result of the Company’s investment in life insurance policies whose earnings are not subject to taxes, tax credits related to investments in low income housing limited partnerships (net of low income housing investment losses), and tax-exempt interest income earned on municipal bonds.

Balance Sheet Review, Capital Management and Credit Quality

Total assets increased 11% to $2.84 billion at December  31, 2017, compared to $2.57 billion at December  31, 2016, and remained relatively flat $2.84 billion at September 30, 2017.

Securities available-for-sale, at fair value, totaled $391.9 million at December  31, 2017, compared to $306.6 million at December  31, 2016, and $390.1 million at September 30, 2017.  At December 31, 2017, the Company’s securities available-for-sale portfolio was comprised of $374.8 million agency mortgage-backed securities (all issued by U.S. Government sponsored entities), and $17.1 million of single entity issue trust preferred securities. The pre-tax unrealized loss on securities available-for-sale at December 31, 2017 was ($1.5) million, compared to a pre-tax unrealized loss on securities available-for-sale of ($2.0) million at December  31, 2016, and a pre-tax unrealized gain on securities available-for-sale of $1.0  million at September 30, 2017.  All other factors remaining the same, when market interest rates are rising, the Company will experience a lower unrealized gain (or a higher unrealized loss) on the securities portfolio. During the fourth quarter of 2017, the Company purchased $21.3 million of agency mortgage-backed investment securities available-for-sale, with a weighted average book yield of 2.43%, and a weighted average duration of 4.57 years.

At December  31, 2017, securities held-to-maturity, at amortized cost, totaled $398.3 million, compared to $324.0 million at December 31, 2016, and $379.5 million at September 30, 2017.  At December  31, 2017, the Company’s securities held-to-maturity portfolio was comprised of $309.6 million agency mortgage-backed securities, and $88.7 million tax-exempt municipal bonds.   During the fourth quarter of 2017, the Company purchased $31.0 million of agency mortgage-backed securities held-to-maturity, with a weighted average book yield of 2.66%, and a weighted average duration of 5.21 years.

Loans, excluding loans held-for-sale, increased $80.1 million, or 5%, to $1.58 billion at December 31, 2017, compared to $1.50 billion at December  31, 2016, which included an increase of $82.8 million, or 6% in the Company’s legacy portfolio, an increase of $6.4 million of purchased commercial real estate (“CRE”) loans, partially offset by a decrease of $8.3 million of purchased residential mortgage loans, and a decrease of $790,000 in the factored receivables portfolio.  Loans increased $16.7 million, or 1%, to $1.58 billion at December 31, 2017, compared to $1.57 billion at September 30, 2017, which included an increase of $18.9 million, or 1% in the Company’s legacy portfolio, partially offset by repayments of $1.9 million of purchased residential mortgage loans, and repayments of $292,000 of purchased CRE loans.

The loan portfolio remains well-diversified with commercial and industrial (“C&I”) loans accounting for 36% of the loan portfolio at December 31, 2017, which included $48.8 million of factored receivables. CRE loans accounted for 49% of the total loan portfolio, of which 41% were occupied by businesses that own them.  Land and construction loans accounted for 6%, consumer and home equity loans accounted for 6% of total loans of total loans, and residential mortgage loans accounted for the remaining 3% of total loans at December 31, 2017.

The commercial loan portfolio of $573.3 million at December  31, 2017 decreased $31.0 million from $604.3 million at December  31, 2016, and decreased $14.0 million from $587.3 million at September 30, 2017.  C&I line usage was 37% at December 31, 2017, compared to 42% at December 31, 2016, and 37% at September 30, 2017.

The CRE loan portfolio increased $110.6 million, or 17%, to $772.9 million at December 31, 2017, compared to $662.2 million at December  31, 2016, which included an increase of $104.3 million, or 17%, in the Company’s legacy portfolio, and an increase of $6.3 million of purchased CRE loans.  The CRE loan portfolio increased $18.0 million, or 2%, from $754.9 million at September 30, 2017, primarily due to an increase in the Company’s legacy portfolio.

The average yield on the loan portfolio increased to 5.64% for the fourth quarter of 2017, compared to 5.46% for the fourth quarter of 2016, primarily due to increases in the prime rate, partially offset by a  decrease in the accretion of the loan purchase discount into loan interest income from the Focus transaction.  The average yield on the loan portfolio decreased from 5.72% for the third quarter of 2017.  The average yield on the Company’s legacy loan portfolio (excluding the purchased residential loans, purchased CRE loans, factored receivables portfolio, and accretion of the loan purchase discount from the Focus transaction) increased 32 basis points for the fourth quarter of 2017, compared to the fourth quarter of 2016, and decreased 6 basis point from the third quarter of 2017.  The average yield on the purchased residential loans was 2.72% for the fourth quarter of 2017, compared to 2.64% for the fourth quarter of 2016, and 2.67% for the third quarter of 2017.  The average yield on the purchased CRE loans was 3.52% for the fourth quarter of 2017, the fourth quarter of 2016, and the third quarter of 2017.

The average yield on the loan portfolio increased to 5.64% for the year ended December 31, 2017, compared to 5.57% for the year ended December 31, 2016, primarily due to increases in the prime rate, partially offset by the impact of the lower yielding purchased residential mortgage loans and purchased CRE loans, a lower yield on the factored receivables portfolio, and a decrease in the accretion of the loan purchase discount into loan interest income from the Focus transaction.  The average yield on the Company’s legacy loan portfolio (excluding the purchased residential loans, purchased CRE loans, factored receivables portfolio, and accretion of the loan purchase discount from the Focus transaction) increased 27 basis points for the year ended December 31, 2017, compared to the year ended December 31, 2016.    The average yield on the purchased residential loans was 2.68% for the year ended December 31, 2017, compared to 2.85% for the year ended December 31, 2016.  The yield on the purchased CRE loans was 3.51% for the year ended December 31, 2017, compared to 3.52% for the year ended December 31, 2016.

The accretion of the loan purchase discount in loan interest income from the Focus transaction was $124,000 for the fourth quarter of 2017, compared to $456,000 for the fourth quarter of 2016, and $270,000 for the third quarter of 2017.  The accretion of the loan purchase discount into loan interest income from the Focus transaction was $865,000 for the year ended December 31, 2017, compared to $1.5 million for the year ended December 31, 2016.  The total purchase discount on loans from the Focus loan portfolio was $5.4 million at the acquisition date, of which $1.2 million was remaining as of December 31, 2017.

At December  31, 2017, NPAs were  $2.5 million, or 0.09% of total assets, compared to $3.3 million, or 0.13% of total assets, at December  31, 2016, and $3.5 million, or 0.12% of total assets, at September 30, 2017.  There were no foreclosed assets at December 31, 2017, compared to foreclosed assets of $229,000 at December 31, 2016, and no foreclosed assets at September 30, 2017.  The following is a breakout of NPAs at the periods indicated:

	End of Period:
NONPERFORMING ASSETS	December 31, 2017		September 30, 2017		December 31, 2016
(in $000’s, unaudited)	Balance	% of Total	Balance	% of Total	Balance	% of Total
Commercial and industrial loans	$1,084	44%	$1,206	35%	$2,097	64%
CRE loans	501	20%	501	14%	419	13%
Home equity and consumer loans	380	15%	389	11%	270	8%
Restructured and loans over 90 days past due and still accruing	235	9%	931	27%	—	0%
SBA loans	166	7%	281	8%	74	2%
Land and construction loans	119	5%	183	5%	199	6%
Foreclosed assets	—	0%	—	—%	229	7%
Total nonperforming assets	$2,485	100%	$3,491	100%	$3,288	100%

Classified assets were  $12.6 million at December  31, 2017, compared to $13.6 million at December 31, 2016, and $10.9 million at September 30, 2017.

The following table summarizes the allowance for loan losses:

	For the Quarter Ended			For the Year Ended
ALLOWANCE FOR LOAN LOSSES	December 31,	September 30,	December 31,	December 31,	December 31,
(in $000’s, unaudited)	2017	2017	2016	2017	2016
Balance at beginning of period	$19,748	$19,397	$20,032	$19,089	$18,926
Provision (credit) for loan losses during the period	(493)	115	240	(103)	1,237
Net recoveries (charge-offs) during the period	201	236	(1,183)	470	(1,074)
Balance at end of period	$19,456	$19,748	$19,089	$19,456	$19,089

Total loans, net of deferred fees	$1,582,667	$1,565,950	$1,502,607	$1,582,667	$1,502,607
Total nonperforming loans	$2,485	$3,491	$3,059	$2,485	$3,059
Allowance for loan losses to total loans	1.23%	1.26%	1.27%	1.23%	1.27%
Allowance for loan losses to total nonperforming loans	782.94%	565.68%	624.03%	782.94%	624.03%

The ALLL at December  31, 2017 was 1.23% of total loans, compared to 1.27% at December 31, 2016, and 1.26% at September 30, 2017.  The ALLL to total nonperforming loans was 782.94% at December  31, 2017, compared to 624.03% at December  31, 2016, and 565.68% at September 30, 2017.

Total deposits increased $220.8 million, or 10%, to $2.48 billion at December  31, 2017, compared to $2.26 billion at December  31, 2016, and remained relatively flat from $2.48 billion at September 30, 2017.  Deposits, excluding all time deposits and CDARS deposits, increased $244.6 million, or 12%, to $2.28 billion at December  31 2017, from $2.03 billion at December  31, 2016, and increased $13.1 million, or 1%, from $2.26 billion at September 30, 2017.

The cost of total deposits increased two basis points to 0.17% for the fourth quarter of 2017, compared to 0.15% for the fourth quarter of 2016, and remained the same at 0.17% for the  third quarter of 2017. The cost of total deposits was 0.17% for the year ended December 31, 2017, and 0.15% for the year ended December 31, 2016.

Subordinated debt, net of unamortized issuance costs, totaled $39.2 million at December 31, 2017, and qualifies as Tier 2 capital for the Company under the guidelines established by the Federal Reserve Bank.  The issuance of subordinated debt during the second quarter of 2017 resulted in an increase in the Company’s total risk‑based capital ratio at December 31, 2017, compared to December  31, 2016, but had no effect on the other regulatory capital ratios of the Company.  All of the Bank’s regulatory capital ratios increased at December 31, 2017, compared to December 31, 2016, primarily due to the downstream of $20.0 million of the proceeds of the subordinated debt from the Company to the Bank, partially offset by distributed dividends totaling $16.0 million from the Bank to the Company during the year ended December 31, 2017.

Tangible equity was $220.1 million at December  31, 2017, compared to $207.2 million at December 31, 2016, and $223.9 million at September 30, 2017.  Tangible book value per share was $5.76 at December  31, 2017, compared to $5.46 at December  31, 2016, and $5.86 at September 30, 2017.  The decrease in tangible book value per share at December 31, 2017, compared to September 30, 2017, was primarily due to the DTA adjustment.

Heritage Commerce Corp, a bank holding company established in February 1998, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose, CA with full-service branches in Danville, Fremont, Gilroy, Hollister, Los Altos, Los Gatos, Morgan Hill, Pleasanton, San Jose, Sunnyvale, and Walnut Creek.  Heritage Bank of Commerce is an SBA Preferred Lender.  Bay View Funding, a subsidiary of Heritage Bank of Commerce, is based in Santa Clara, CA and provides business-essential working capital factoring financing to various industries throughout the United States.  For more information, please visit www.heritagecommercecorp.com.

Forward-Looking Statement Disclaimer

These forward-looking statements are subject to various risks and uncertainties that may be outside our control and our actual results could differ materially from our projected results.  Risks and uncertainties that could cause our financial performance to differ materially from our goals, plans, expectations and projections expressed in forward-looking statements include those set forth in our filings with the Securities and Exchange Commission, Item 1A of the Company’s Annual Report on Form 10-K, and the following: (1) current and future economic and market conditions in the United States generally or in the communities we serve, including the effects of declines in property values, high unemployment rates and overall slowdowns in economic growth should these events occur; (2) effects of and changes in trade, monetary and fiscal policies and laws, including the interest rate policies of the Federal Open Market Committee of the Federal Reserve Board; (3) changes in inflation, interest rates, and market liquidity which may impact interest margins and impact funding sources; (4) volatility in credit and equity markets and its effect on the global economy; (5) changes in the competitive environment among financial or bank holding companies and other financial service providers; (6) changes in consumer and business spending and saving habits and the related effect on our ability to increase assets and to attract deposits; (7) our ability to develop and promote customer acceptance of new products and services in a timely manner; (8) risks associated with concentrations in real estate related loans; (9) an oversupply of inventory and deterioration in values of California commercial real estate; (10) a prolonged slowdown in construction activity; (11) other than temporary impairment charges to our securities portfolio; (12) changes in the level of nonperforming assets and charge-offs and other credit quality measures, and their impact on the adequacy of the Company’s allowance for loan losses and the Company’s provision for loan losses; (13) our ability to raise capital or incur debt on reasonable terms; (14) regulatory limits on Heritage Bank of Commerce’s ability to pay dividends to the Company; (15) changes in our capital management policies, including those regarding business combinations, dividends, and share repurchases, among others; (16) operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which we are highly dependent; (17) our ability to keep pace with technological changes, including our ability to identify and address cyber-security risks such as data security breaches, “denial of service” attacks, “hacking” and identity theft; (18) inability of our framework to manage risks associated with our business, including operational risk and credit risk; (19) risks of loss of funding of Small Business Administration or SBA loan programs, or changes in those programs; (20) effect and uncertain impact on the Company of the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated by supervisory and oversight agencies implementing the new legislation; (21) significant changes in applicable laws and regulations, including those concerning taxes, banking and securities; (22) effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; (23) costs and effects of legal and regulatory developments, including resolution of legal proceedings or regulatory or other governmental inquiries, and the results of regulatory examinations or reviews; (24) availability of and competition for acquisition opportunities; (25) risks associated with the Tri-Valley Bank and United American Bank mergers, including obtaining related regulatory approvals and shareholder approvals, and the integration of Tri-Valley Bank and United American Bank; (26) risks resulting from domestic terrorism; (27) risks of natural disasters and other events beyond our control; and (28) our success in managing the risks involved in the foregoing factors.

Member FDIC

	For the Quarter Ended:			Percent Change From:		For the Year Ended:
CONSOLIDATED INCOME STATEMENTS	December 31,	September 30,	December 31,	September 30,	December 31,	December 31,	December 31,	Percent
(in $000’s, unaudited)	2017	2017	2016	2017	2016	2017	2016	Change
Interest income	$28,152	$27,955	$23,991	1%	17%	$106,911	$94,431	13%
Interest expense	1,708	1,634	867	5%	97%	5,387	3,211	68%
Net interest income before provision
for loan losses	26,444	26,321	23,124	0%	14%	101,524	91,220	11%
Provision (credit) for loan losses	(493)	115	240	(529)%	(305)%	(103)	1,237	(108)%
Net interest income after provision
for loan losses	26,937	26,206	22,884	3%	18%	101,627	89,983	13%
Noninterest income:
Service charges and fees on deposit accounts	821	869	768	(6)%	7%	3,231	3,116	4%
Gain on sales of SBA loans	473	147	143	222%	231%	1,108	796	39%
Increase in cash surrender value of
life insurance	407	417	430	(2)%	(5)%	1,666	1,747	(5)%
Servicing income	237	246	292	(4)%	(19)%	973	1,398	(30)%
Gain on proceeds from company-
owned life insurance	—	—	100	N/A	(100)%	—	1,119	(100)%
Gain (loss) on sales of securities	—	—	572	N/A	(100)%	(6)	1,099	(101)%
Other	626	781	734	(20)%	(15)%	2,640	2,350	12%
Total noninterest income	2,564	2,460	3,039	4%	(16)%	9,612	11,625	(17)%
Noninterest expense:
Salaries and employee benefits	9,263	9,071	8,608	2%	8%	37,029	34,660	7%
Occupancy and equipment	1,152	1,142	1,101	1%	5%	4,578	4,378	5%
Professional fees	543	695	852	(22)%	(36)%	2,982	3,471	(14)%
Other	4,364	3,926	3,716	11%	17%	16,149	15,130	7%
Total noninterest expense	15,322	14,834	14,277	3%	7%	60,738	57,639	5%
Income before income taxes	14,179	13,832	11,646	3%	22%	50,501	43,969	15%
Income tax expense	12,796	5,249	4,431	144%	189%	26,548	16,588	60%
Net income	1,383	8,583	7,215	(84)%	(81)%	23,953	27,381	(13)%
Dividends on preferred stock	—	—	—	N/A	N/A	—	(1,512)	(100)%
Net income available to common shareholders	1,383	8,583	7,215	(84)%	(81)%	23,953	25,869	(7)%
Undistributed earnings allocated to
Series C preferred stock	—	—	—	N/A	N/A	—	(1,278)	(100)%
Distributed and undistributed earnings
allocated to common shareholders	$1,383	$8,583	$7,215	(84)%	(81)%	$23,953	$24,591	(3)%

PER COMMON SHARE DATA
(unaudited)
Basic earnings per share	$0.04	$0.22	$0.19	(82)%	(79)%	$0.63	$0.72	(13)%
Diluted earnings per share	$0.04	$0.22	$0.19	(82)%	(79)%	$0.62	$0.72	(14)%
Weighted average shares outstanding - basic	38,200,325	38,152,633	37,931,317	0%	1%	38,095,250	33,933,806	12%
Weighted average shares outstanding - diluted	38,742,454	38,581,298	38,270,110	0%	1%	38,610,815	34,219,121	13%
Common shares outstanding at period-end	38,200,883	38,199,006	37,941,007	0%	1%	38,200,883	37,941,007	1%
Dividend per share	$0.10	$0.10	$0.09	0%	11%	$0.40	$0.36	11%
Book value per share	$7.10	$7.21	$6.85	(2)%	4%	$7.10	$6.85	4%
Tangible book value per share	$5.76	$5.86	$5.46	(2)%	5%	$5.76	$5.46	5%

KEY FINANCIAL RATIOS
(unaudited)
Annualized return on average equity	1.98%	12.49%	11.01%	(84)%	(82)%	8.91%	10.71%	(17)%
Annualized return on average tangible equity	2.43%	15.41%	13.81%	(84)%	(82)%	11.04%	13.55%	(19)%
Annualized return on average assets	0.19%	1.20%	1.12%	(84)%	(83)%	0.87%	1.13%	(23)%
Annualized return on average tangible assets	0.19%	1.22%	1.14%	(84)%	(83)%	0.89%	1.15%	(23)%
Net interest margin (fully tax equivalent)	3.87%	3.98%	3.91%	(3)%	(1)%	3.99%	4.12%	(3)%
Efficiency ratio	52.82%	51.54%	54.57%	2%	(3)%	54.65%	56.04%	(2)%

AVERAGE BALANCES
(in $000’s, unaudited)
Average assets	$2,925,001	$2,836,807	$2,572,595	3%	14%	$2,755,618	$2,425,201	14%
Average tangible assets	$2,873,576	$2,785,092	$2,519,733	3%	14%	$2,703,686	$2,371,756	14%
Average earning assets	$2,743,706	$2,657,081	$2,381,141	3%	15%	$2,575,869	$2,244,169	15%
Average loans held-for-sale	$4,030	$3,737	$6,074	8%	(34)%	$4,634	$4,947	(6)%
Average total loans	$1,558,976	$1,556,684	$1,455,558	0%	7%	$1,527,288	$1,417,760	8%
Average deposits	$2,550,500	$2,470,015	$2,245,336	3%	14%	$2,405,717	$2,110,458	14%
Average demand deposits - noninterest-bearing	$1,002,808	$980,554	$898,367	2%	12%	$944,275	$824,763	14%
Average interest-bearing deposits	$1,547,692	$1,489,461	$1,346,969	4%	15%	$1,461,442	$1,285,695	14%
Average interest-bearing liabilities	$1,586,940	$1,528,665	$1,347,032	4%	18%	$1,484,783	$1,286,185	15%
Average equity	$277,535	$272,666	$260,723	2%	6%	$268,890	$255,587	5%
Average tangible equity	$226,110	$220,951	$207,861	2%	9%	$216,958	$202,142	7%

	End of Period:			Percent Change From:
CONSOLIDATED BALANCE SHEETS	December 31,	September 30,	December 31,	September 30,	December 31,
(in $000’s, unaudited)	2017	2017	2016	2017	2016
ASSETS
Cash and due from banks	$31,681	$37,133	$27,993	(15)%	13%
Other investments and interest-bearing deposits
in other financial institutions	284,541	308,987	238,110	(8)%	19%
Securities available-for-sale, at fair value	391,852	390,107	306,589	0%	28%
Securities held-to-maturity, at amortized cost	398,341	379,550	324,010	5%	23%
Loans held-for-sale - SBA, including deferred costs	3,419	4,602	5,705	(26)%	(40)%
Loans:
Commercial	573,296	587,276	604,331	(2)%	(5)%
Real estate:
CRE	772,867	754,856	662,228	2%	17%
Land and construction	100,882	92,310	81,002	9%	25%
Home equity	79,176	74,171	82,459	7%	(4)%
Residential mortgages	44,561	46,489	52,887	(4)%	(16)%
Consumer	12,395	11,749	20,460	5%	(39)%
Loans	1,583,177	1,566,851	1,503,367	1%	5%
Deferred loan fees, net	(510)	(901)	(760)	(43)%	(33)%
Total loans, net of deferred fees	1,582,667	1,565,950	1,502,607	1%	5%
Allowance for loan losses	(19,456)	(19,748)	(19,089)	(1)%	2%
Loans, net	1,563,211	1,546,202	1,483,518	1%	5%
Company-owned life insurance	60,814	60,407	59,148	1%	3%
Premises and equipment, net	7,353	7,539	7,490	(2)%	(2)%
Goodwill	45,664	45,664	45,664	0%	0%
Other intangible assets	5,589	5,867	6,950	(5)%	(20)%
Accrued interest receivable and other assets	51,112	57,890	65,703	(12)%	(22)%
Total assets	$2,843,577	$2,843,948	$2,570,880	0%	11%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits:
Demand, noninterest-bearing	$989,753	$943,723	$917,187	5%	8%
Demand, interest-bearing	601,929	605,301	541,282	(1)%	11%
Savings and money market	684,131	713,693	572,743	(4)%	19%
Time deposits-under $250	51,710	53,479	57,857	(3)%	(11)%
Time deposits-$250 and over	138,634	147,422	163,670	(6)%	(15)%
CDARS - money market and time deposits	16,832	16,986	9,401	(1)%	79%
Total deposits	2,482,989	2,480,604	2,262,140	0%	10%
Subordinated debt, net of issuance costs	39,183	39,137	—	0%	N/A
Accrued interest payable and other liabilities	50,041	48,762	48,890	3%	2%
Total liabilities	2,572,213	2,568,503	2,311,030	0%	11%

Shareholders’ Equity	271,364	275,445	259,850	(1)%	4%
Total liabilities and shareholders’ equity	$2,843,577	$2,843,948	$2,570,880	0%	11%

	End of Period:			Percent Change From:
CREDIT QUALITY DATA	December 31,	September 30,	December 31,	September 30,	December 31,
(in $000’s, unaudited)	2017	2017	2016	2017	2016
Nonaccrual loans - held-for-investment	$2,250	$2,560	$3,059	(12)%	(26)%
Restructured and loans over 90 days past due
and still accruing	235	931	—	(75)%	N/A
Total nonperforming loans	2,485	3,491	3,059	(29)%	(19)%
Foreclosed assets	—	—	229	N/A	(100)%
Total nonperforming assets	$2,485	$3,491	$3,288	(29)%	(24)%
Other restructured loans still accruing	$289	$325	$131	(11)%	121%
Net charge-offs (recoveries) during the quarter	$(201)	$(236)	$1,183	(15)%	117%
Provision (credit) for loan losses during the quarter	$(493)	$115	$240	(529)%	(305)%
Allowance for loan losses	$19,456	$19,748	$19,089	(1)%	2%
Classified assets	$12,557	$10,909	$13,553	15%	(7)%
Allowance for loan losses to total loans	1.23%	1.26%	1.27%	(2)%	(3)%
Allowance for loan losses to total nonperforming loans	782.94%	565.68%	624.03%	38%	25%
Nonperforming assets to total assets	0.09%	0.12%	0.13%	(25)%	(31)%
Nonperforming loans to total loans	0.16%	0.22%	0.20%	(27)%	(20)%
Classified assets to Heritage Commerce Corp Tier 1
capital plus allowance for loan losses	5%	4%	6%	25%	(17)%
Classified assets to Heritage Bank of Commerce Tier 1
capital plus allowance for loan losses	5%	4%	6%	25%	(17)%

OTHER PERIOD-END STATISTICS
(in $000’s, unaudited)
Heritage Commerce Corp:
Tangible common equity (1)	$220,111	$223,914	$207,236	(2)%	6%
Shareholders’ equity / total assets	9.54%	9.69%	10.11%	(2)%	(6)%
Tangible common equity / tangible assets (2)	7.88%	8.02%	8.23%	(2)%	(4)%
Loan to deposit ratio	63.74%	63.13%	66.42%	1%	(4)%
Noninterest-bearing deposits / total deposits	39.86%	38.04%	40.55%	5%	(2)%
Total risk-based capital ratio	14.3%	14.6%	12.5%	(2)%	14%
Tier 1 risk-based capital ratio	11.4%	11.6%	11.5%	(2)%	(1)%
Common Equity Tier 1 risk-based capital ratio	11.4%	11.6%	11.5%	(2)%	(1)%
Leverage ratio	7.9%	8.3%	8.5%	(5)%	(7)%
Heritage Bank of Commerce:
Total risk-based capital ratio	13.2%	13.4%	12.3%	(1)%	7%
Tier 1 risk-based capital ratio	12.2%	12.3%	11.3%	(1)%	8%
Common Equity Tier 1 risk-based capital ratio	12.2%	12.3%	11.3%	(1)%	8%
Leverage ratio	8.5%	8.8%	8.4%	(3)%	1%

(1)	Represents shareholders’ equity minus preferred stock, minus goodwill and other intangible assets

(2)	Represents shareholders’ equity minus preferred stock, minus goodwill and other intangible assets divided by total assets minus goodwill and other intangible assets

	For the Quarter Ended			For the Quarter Ended
	December 31, 2017			December 31, 2016
		Interest	Average		Interest	Average
NET INTEREST INCOME AND NET INTEREST MARGIN	Average	Income/	Yield/	Average	Income/	Yield/
(in $000’s, unaudited)	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Loans, gross (1)(2)	$1,563,006	$22,234	5.64%	$1,461,632	$20,049	5.46%
Securities - taxable	694,061	3,808	2.18%	503,881	2,428	1.92%
Securities - exempt from Federal tax (3)	89,082	865	3.85%	90,714	872	3.82%
Other investments and interest-bearing deposits
in other financial institutions	397,557	1,548	1.54%	324,914	947	1.16%
Total interest earning assets (3)	2,743,706	28,455	4.11%	2,381,141	24,296	4.06%
Cash and due from banks	35,716			36,786
Premises and equipment, net	7,470			7,581
Goodwill and other intangible assets	51,425			52,862
Other assets	86,684			94,225
Total assets	$2,925,001			$2,572,595

Liabilities and shareholders’ equity:
Deposits:
Demand, noninterest-bearing	$1,002,808			$898,367

Demand, interest-bearing	621,830	328	0.21%	529,922	295	0.22%
Savings and money market	715,148	452	0.25%	583,495	298	0.20%
Time deposits - under $100	18,745	13	0.28%	20,722	17	0.33%
Time deposits - $100 and over	175,416	329	0.74%	203,041	253	0.50%
Time deposits - brokered	—	—	0.00%	1,891	3	0.63%
CDARS - money market and time deposits	16,553	2	0.05%	7,898	1	0.05%
Total interest-bearing deposits	1,547,692	1,124	0.29%	1,346,969	867	0.26%
Total deposits	2,550,500	1,124	0.17%	2,245,336	867	0.15%

Subordinated debt, net of issuance costs	39,153	583	5.91%	—	—	0.00%
Short-term borrowings	95	1	4.18%	63	—	0.00%
Total interest-bearing liabilities	1,586,940	1,708	0.43%	1,347,032	867	0.26%
Total interest-bearing liabilities and demand,
noninterest-bearing / cost of funds	2,589,748	1,708	0.26%	2,245,399	867	0.15%
Other liabilities	57,718			66,473
Total liabilities	2,647,466			2,311,872
Shareholders’ equity	277,535			260,723
Total liabilities and shareholders’ equity	$2,925,001			$2,572,595

Net interest income (3) / margin		26,747	3.87%		23,429	3.91%
Less tax equivalent adjustment (3)		(303)			(305)
Net interest income		$26,444			$23,124

(1)	Includes loans held-for-sale. Nonaccrual loans are included in average balance.

(2)

Yield amounts earned on loans include fees and costs. The accretion (amortization) of deferred loan fees (costs) into loan interest income was $162,000 for the fourth quarter of 2017, compared to ($1,300) for the fourth quarter of 2016

(3)	Reflects the fully tax equivalent adjustment for Federal tax-exempt income based on a 35% tax rate.

	For the Year Ended			For the Year Ended
	December 31, 2017			December 31, 2016
		Interest	Average		Interest	Average
NET INTEREST INCOME AND NET INTEREST MARGIN	Average	Income/	Yield/	Average	Income/	Yield/
(in $000’s, unaudited)	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Loans, gross (1)(2)	$1,531,922	$86,346	5.64%	$1,422,707	$79,284	5.57%
Securities - taxable	636,160	13,724	2.16%	501,347	10,432	2.08%
Securities - exempt from Federal tax (3)	89,762	3,471	3.87%	91,822	3,523	3.84%
Other investments and interest-bearing deposits
in other financial institutions	318,025	4,585	1.44%	228,293	2,425	1.06%
Total interest earning assets (3)	2,575,869	108,126	4.20%	2,244,169	95,664	4.26%
Cash and due from banks	33,542			33,899
Premises and equipment, net	7,553			7,624
Goodwill and other intangible assets	51,932			53,445
Other assets	86,722			86,064
Total assets	$2,755,618			$2,425,201

Liabilities and shareholders’ equity:
Deposits:
Demand, noninterest-bearing	$944,275			$824,763

Demand, interest-bearing	586,778	1,208	0.21%	511,595	1,026	0.20%
Savings and money market	653,636	1,534	0.23%	526,227	1,127	0.21%
Time deposits - under $100	19,789	57	0.29%	22,079	65	0.29%
Time deposits - $100 and over	187,298	1,188	0.63%	209,972	913	0.43%
Time deposits - brokered	—	—	0.00%	7,590	62	0.82%
CDARS - money market and time deposits	13,941	4	0.03%	8,232	6	0.07%
Total interest-bearing deposits	1,461,442	3,991	0.27%	1,285,695	3,199	0.25%
Total deposits	2,405,717	3,991	0.17%	2,110,458	3,199	0.15%

Subordinated debt, net of issuance costs	23,266	1,394	5.99%	—	—	0.00%
Short-term borrowings	75	2	2.67%	490	12	2.45%
Total interest-bearing liabilities	1,484,783	5,387	0.36%	1,286,185	3,211	0.25%
Total interest-bearing liabilities and demand,
noninterest-bearing / cost of funds	2,429,058	5,387	0.22%	2,110,948	3,211	0.15%
Other liabilities	57,670			58,666
Total liabilities	2,486,728			2,169,614
Shareholders’ equity	268,890			255,587
Total liabilities and shareholders’ equity	$2,755,618			$2,425,201

Net interest income (3) / margin		102,739	3.99%		92,453	4.12%
Less tax equivalent adjustment (3)		(1,215)			(1,233)
Net interest income		$101,524			$91,220

(1)	Includes loans held-for-sale. Nonaccrual loans are included in average balance.

(2)

Yield amounts earned on loans include fees and costs. The accretion (amortization) of deferred loan fees (costs) into loan interest income was $533,000 for the year ended December 31, 2017, compared to $168,000 for the year ended December 31, 2016.

(3)	Reflects the fully tax equivalent adjustment for Federal tax-exempt income based on a 35% tax rate.